DERMISONICS' TEST WITH TYPE 2- DIABETICS
                  PROVES INSULIN ISN'T TRANSPORTED THROUGH THE
                   SKIN WHEN PATCH NOT ACTIVATED BY ULTRASOUND

            REPRESENTS ANOTHER STEP FORWARD IN ACHIEVING FDA APPROVAL

Irvine, CA --- October 3, 2006, Dermisonics, Inc. (OTCBB: DMSI; FWB: FQC), a pioneer in the developmnet of painless injection-free ultrasonic transdermal drug-delivery patches and technologies with broad pharmaceutical and consumer applications, announced today that it has completed another important milestone in readying its U-Strip Insulin Patch for regulatory approval. The recently completed HPT-3B human pilot trial successfully demonstrated that conventional passive transdermal patches loaded with insulin would not allow the transfer of insulin through the skin passively. The successful results of this test were significant because they demonstrated that the insulin molecule is too large for passive transdermal transport. In other words, a passive patch will not allow insulin to be absorbed into the body; Dermisonics believes only the U-Strip system, where the insulin-loaded patch is combined with the Company's ultrasound transducer to enlarge the skin pores, has been effective in insulin transdermal delivery.

The Company continues its HPT-2 human pilot trial, an approved investigational review board (IRB) study designed to demonstrate the ability of the U-Strip System to deliver controlled doses of insulin to patients, comparing the rate of delivery of insulin to an insulin pump. The Company anticipates completion of the HPT-2 study by the end of 2006.

HPT-3B Study Goal - The HPT-3B study examined the ability of insulin contained within a passive transdermal patch to get absorbed into the skin. Drugs used in passive transdermal patches have an average molecular weight below 500. Any compound with a molecular greater than 500 would be too large to be absorbed through the skin normally. Insulin has a molecular weight of 6,000 and, therefore, it was theorized to be incapable of being absorbed into the skin through a passive delivery patch. In the U-Strip program it is important to demonstrate that when the ultrasound is inactive, the insulin delivery would stop. The U-Strip system using ultrasound expands the skin pores, dilating them to a level, which will allow the transport of larger molecular weight drugs, including insulin.

HPT-3A Study Design - The study was conducted upon six adult Type-2 diabetic patients, all males, with the average time on disease of at least 10 years. A blank transdermal patch, containing 75 units of insulin (enough for a two-day supply for most diabetics), was fitted on the left upper arm and to the right side of the


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abdomen. The volunteers wore the passive transdermal insulin patch for a five-
hour test period. During this study no ultrasound was applied. The patches were loaded with conventional insulin, Humalog , which was supplied by Eli Lilly Co. Abbott Laboratories supplied the glucose meters, Freestyle Flash , used in the trial to verify that there was no change in the glucose levels of the patents. Blood samples were taken before and after the five-hour test period and analyzed for insulin levels by an independent laboratory, Linco Diagnostic Services of St. Charles, Missouri.

Results - The trial results revealed that insulin was not permeating through the skin on its own. There was no change in the background insulin levels of the volunteers during the study period. The report to regulatory authorities will conclude that without the U-Strip ultrasound delivery system there will be no incidental dosing of insulin into the patients blood stream via just wearing the patch.

Currently, people with diabetes rely on regular, frequent needle injections of insulin to control blood glucose levels. Dermisonics' proprietary U-Strip system employs proprietary microelectronics and ultrasonic technologies with a drug-carrying patch to enable the painless delivery of large-molecule drugs through the skin's natural pores and hair follicles. This successful study, and the recently completed HPT-4 and HPT-3B human pilot trials that demonstrated that the ultrasound component of the U-Strip System did not damage the skin of highly sensitive Type-2 diabetics, are significant steps in achieving clinical approval for the U-Strip System.

About Dermisonics, Inc. - Dermisonics is an intellectual property company and advanced technology incubator that is primarily focused on the ongoing development, testing and eventual commercialization of a transdermal patch that has been designed to facilitate the efficient and needle-free delivery of drugs with large molecular structures into the bloodstream. Its breakthrough system, called the U-Strip, is based on a radical integration of microelectronics and ultrasonic science with a product-carrying patch, and represents a quantum leap in non-invasive, transdermal delivery technology. Tests have shown that this system facilitates the transdermal delivery of insulin as well as potentially at least 175 other existing drugs that at present cannot be effectively delivered through the pores of the skin using conventionally available transdermal technology due to their large molecular size. For more information visit http://www.Dermisonics.com.
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Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

Contact:

Dermisonics, Inc.
Bruce Haglund, CEO.
bruce.haglund@dermisonics.com

or

Raymond Peterson, Investor Relations
Raymond.Peterson@dermisonics.com

888-401-DERM (3376) Toll Free
610-543-0800 ph
610-543-0688 fax


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